EXHIBIT 99.2

IVCM Commences Aggressive Growth Plan - Acquires Futura, Inc. Increasing Revenue By Approximately 20%

Los Angeles, California, February 16, 2006 PR Newswire-First Call- IVI Communications, Inc. (OTCBB: IVCM-NEWS; German WKN# A0DNWJ) is pleased to announce today that the Company begins to execute the dynamic business plan to acquire and roll up local ISPs into a major independent Internet Service Provider. The first acquisition is of Futura, Inc., an Internet Service Provider located in Little Rock, AR and the surrounding communities. Just this one acquisition will expand the revenue base of IVCM by approximately 20%.

IVCM begins an aggressive growth program to roll up small to mid size ISPs here in the USA. It is envisioned that this business plan will potentially be expanded to the European Union and beyond in time. Futura is the most logical starting point as it is a strong organization with a very viable customer base.

Nyhl Henson, CEO of IVI Communications stated, “The acquisition of Futura is a milestone event that marks the beginning of the implementation of a business plan that calls for IVCM to execute a massive growth phase through the acquisition of a plethora of ‘mom and pop’ ISPs. Futura will serve as a foundation - the foundation of growth that this Company is ready and willing to embark upon.”

Francis Allen, President of Futura, stated, “Since our inception, we have focused on providing superior Internet access services to our customers and have enjoyed steady growth through acquisition. I see the acquisition of Futura by IVCM as a natural next step in our evolution. I am excited to be involved in IVCM’s plans to be an international public company. We look forward to enjoying the benefit of IVCM’s expertise in deploying fixed wireless broadband networks and this relationship should foster significant growth in our local customer base as well as our revenue and profitability.”

Jim Hollis, President of IVCM’s wholly owned subsidiary, IBC Wireless, stated, “This acquisition is exactly the direction for the Company and will expand and grow revenue leading to increased profitability for the overall organization. Not only will we increase the revenue and profitability of the ISP, but we will further our commitment to demonstrate the functionality and benefits of deploying Motorola Canopy wireless systems in rural America.”

Forward-Looking Statements

This press release contains certain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could cause or contribute to such differences include, but are not limited to, the successful consummation of this acquisition, the successful integration of Futura, Inc's operations with those of IVCM, market acceptance of products and technologies, competitive factors, the Company's ability to continue to secure sources of financing and other factors described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Contact:

IVI Communications, Inc.
5959 W. Century Blvd., Suite 573
Los Angeles, CA 90045
p 310-216-7740
f 310-216-7747
www.ivn.net

Source: IVI Communications, Inc.